EXHIBIT 10.1
CONSENT AND AMENDMENT NO. 16 TO CREDIT AGREEMENT
THIS CONSENT AND AMENDMENT NO. 16 TO CREDIT AGREEMENT (this "Amendment") is entered into as of May 20, 2021, by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, "Agent"), REG SERVICES GROUP, LLC, an Iowa limited liability company ("REG Services"), and REG MARKETING & LOGISTICS GROUP, LLC, an Iowa limited liability company ("REG Marketing"; together REG Services and REG Marketing are each referred to herein as a "Borrower", and jointly and severally as the "Borrowers").
WHEREAS, Borrowers, Agent, and Lenders are parties to that certain Credit Agreement dated as of December 23, 2011, as amended by that certain Amendment No. 1 to Credit Agreement dated as of January 31, 2012, that certain Amendment No. 2 to Credit Agreement dated as of February 29, 2012, that certain Waiver and Amendment No. 3 to Credit Agreement dated as of May 1, 2012, that certain Amendment No. 4 to Credit Agreement dated as of January 9, 2013, that certain Amendment No. 5 to Credit Agreement dated as of August 9, 2013, that certain Amendment No. 6 to Credit Agreement dated as of December 23, 2013, that certain Amendment No. 7 to Credit Agreement dated as of May 19, 2014, that certain Amendment No. 8 to Credit Agreement and Waiver dated as of February 20, 2015, that certain Amendment No. 9 to Credit Agreement dated as of July 16, 2015, that certain Amendment No. 10 to Credit Agreement dated as of December 8, 2015, that certain Joinder and Amendment No. 11 to Credit Agreement dated as of September 30, 2016, that certain Amendment No. 12 to Credit Agreement dated as of December 22, 2017, that certain Amendment No. 13 to Credit Agreement dated as of July 9, 2019, that certain Amendment No. 14 to Credit Agreement dated as of November 4, 2019, and that certain Amendment No. 15 to Credit Agreement dated as of March 3, 2020 (as further amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"); and
WHEREAS, Borrowers have notified Agent and Lenders that Loan Parties and certain of their Subsidiaries desire to (a) incur Indebtedness in respect to secured notes (the “Bond Notes”) maturing June 1, 2028 (the "Notes Indebtedness") pursuant to the terms of that certain Indenture dated as of the date hereof among Renewable Energy Group, Inc., the guarantors party thereto, and UMB Bank, National Association, as collateral trustee for the secured notes (the "Notes Indenture Agreement") and (b) and grant liens on their assets to secure the Notes Indebtedness (the "Notes Liens"); and
WHEREAS, Borrowers have requested that Agent and Lenders (a) consent to the incurrence of the Notes Indebtedness and the grant of the Notes Liens and (b) agree to amend the Credit Agreement in certain respects, and Agent and the Lenders are willing to do so, subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2.Consent. Subject to the satisfaction of the conditions set forth in Section 6 below, and in reliance upon the representations and warranties of Borrowers set forth in Section 7 below, Agent and Lenders hereby consent to (a) the incurrence of the Notes Indebtedness pursuant to the terms of the Notes Indenture Agreement, and (b) the granting of the Notes Liens pursuant to the Security Documents (as defined in the Notes Indenture Agreement) subject to the terms of that certain Intercreditor Agreement dated as of the date hereof, between Agent, as initial ABL collateral agent, and UMB Bank, National Association, as initial collateral trustee for the Bond Notes.
3.Amendments to Credit Agreement: Subject to the satisfaction of the conditions set forth in Section 6 below, and in reliance upon the representations and warranties of Borrowers set forth in Section 7 below, the Credit Agreement is hereby amended as follows:
(a)Section 2.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, and (ii) reserves with respect to (A) sums that any Loan Party is required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by any Secured Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease or a Lien subject to the Intercreditor Agreement), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent's Liens (such as Liens or trusts in favor of landlords, processors, warehousemen, carriers, custom brokers, freight forwarders, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. Without limiting the foregoing, Agent may establish a reserve for any leased location at which Collateral is included in the Borrowing Base and for which Agent has not received a Collateral Access Agreement. Any reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.
(b)The lead in until clause (A) in Section 2.4(b)(ii) of the Credit Agreement is hereby amended and restated as follows:
(ii)    At any time that an Application Event has occurred and is continuing, subject to the terms of the Intercreditor Agreement, and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(c)Section 2.4(e)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(ii)    Dispositions. During the period in which an Activation Instruction (as defined in the Security Agreement) has been issued and not rescinded, within 1 Business Day of the date of receipt by any Loan Party (other than Parent) of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by any Loan Party of Collateral (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (i), (j), (k), (l), (m) or (n) of the definition of Permitted Dispositions and sales or dispositions of Notes Priority Collateral), such Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions. Nothing contained in this Section 2.4(e)(ii) shall permit any Secured Loan Party to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(d)Section 2.4(e)(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(iii)    Extraordinary Receipts. During the period in which an Activation Instruction (as defined in the Security Agreement) has been issued and not rescinded, within 1 Business Day of the date of receipt by any Designated Loan Party of any Extraordinary Receipts (other than Extraordinary Receipts constituting Notes Priority Collateral), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
(e)Section 2.12(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b)    Effect of Benchmark Transition Event.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Administrative Borrower may amend this Agreement to replace the LMIR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment. No replacement of the LMIR Rate with a Benchmark Replacement pursuant to this Section 2.12(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii)    Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent pursuant to this Section 2.12(b)(iii) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12(b)(iii).
(iv)    Benchmark Unavailability Period. Upon Administrative Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any request for a Borrowing that bears interest at a rate determined by reference to the LMIR Rate, conversion to or continuation of LMIR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to a Borrowing that bears interest at a rate determined by reference to the Base Rate plus the LMIR Rate Margin minus 1.00% per annum. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.
(f)Section 4.4(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b)    Agent's Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title and as to which Agent has not caused its Lien to be noted on the applicable certificate of title, and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.11, and subject only to the filing of financing statements, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are either permitted purchase money Liens, the interests of lessors under Capital Leases, or Liens in the Notes Priority Collateral securing the Notes Indebtedness.
(g)Section 4.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Set forth on Schedule 4.17 to the Disclosure Letter ((a) which Schedule 4.17 shall be deemed to include thereon the Notes Indenture Agreement and (b) as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Designated Loan Party as of the most recent date on which Borrowers provided their Compliance Certificate pursuant to Section 5.1; provided, however, that Borrowers may amend Schedule 4.17 to the Disclosure Letter to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Borrowers provide their Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (i) is in full force and effect and is binding upon and enforceable against the applicable Designated Loan Party and, to Borrowers' knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (ii) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (iii) is not in default due to the action or inaction of the applicable Loan Party.
(h)Section 6.7(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Designated Loan Party, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness under Capital Leases, (D) Purchase Money Indebtedness, and (E) optional prepayments, redemptions, defeasances, purchases, and other acquisitions of Notes Indebtedness to the extent Borrowers would be permitted to make Permitted Discretionary Distributions in compliance with Section 6.9 at such time and in such amounts in lieu of such prepayments, redemptions, defeasances, purchases, and other acquisitions (for avoidance of doubt, without limiting the right of Borrowers to make Permitted Discretionary Distributions in compliance with Section 6.9 in lieu of any optional prepayment, redemption, defeasance, purchase or other acquisition), or
(i)Section 6.7(b)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(ii)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness of any Secured Loan Party other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) the Notes Indebtedness in accordance with the Intercreditor Agreement so long as such amendment, modification or change does not (1) increase the any interest rate by more than 2.00 percentage points per annum (excluding increases resulting from the accrual of interest at the default rate) or add any new recurring fees, (2) change to earlier dates any dates upon which payments of principal or interest are due thereon, (3) change the redemption, mandatory prepayment, or defeasance provisions thereof in a manner adverse to the Secured Loan Parties, (4) change any covenants, defaults, or events of default under any Notes Document (including the addition of covenants, defaults, or events of default not contained in the Notes Documents as in effect on the date hereof) to restrict any Secured Loan Party from making payments of the Obligations that would otherwise be permitted under the Notes Documents as in effect on the date hereof, (5) change any financial covenant in a manner adverse to Secured Loan Parties thereunder, (6) change any default or event of default thereunder in a manner adverse to Secured Loan Parties thereunder, (6) add any restrictions on the refinance of the Obligations, (7) reduce the amount of the Obligations permitted under the Indenture, or (8) increase the non-monetary obligations of Secured Loan Parties thereunder or confer any additional rights on the Noteholder Collateral Agent or other holders of the Notes Indebtedness that would be materially adverse to the Lenders (it being understood that Liens covering additional collateral in favor of the Noteholder Collateral Agent which are permitted by clause (u) of the definition of Permitted Liens and the Intercreditor Agreement shall not violate this clause (8)), and (D) Indebtedness permitted under clauses (c), (f), (h) and (i) of the definition of Permitted Indebtedness
(j)Section 6.7(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(ii) any Material Contract (other than the Note Indenture Agreement which is addressed in clause (i) above) of any Designated Loan Party except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or
(k)Section 8.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
8.10.    If the Security Agreement, the Plant Loan Party Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual (including as a result of any operation of law), permitted purchase money Liens, the interests of lessors under Capital Leases or Liens in the Notes Priority Collateral securing the Notes Indebtedness, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time $2,500,000, or (c) as the result of an action or failure to act on the part of Agent;
(l)Section 9.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(c)    subject to the Intercreditor Agreement, exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.
(m)Section 14.1(a)(vi) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(vi)    other than as permitted by Section 15.11 or required under the Intercreditor Agreement, release Agent’s Liens in and to all or substantially all of the Collateral.
(n)Section 14.1(a)(viii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(viii)     contractually subordinate any of Agent’s Liens except pursuant to or as required under the Intercreditor Agreement,
(o)The first sentence in Section 15.11(a) of the Credit Agreement is hereby amended and restated as follows:
(a)     The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party and no Subsidiary of Loan Parties owned any interest at the time Agent's Lien was granted nor at any time thereafter, (iv) constituting property leased to any Loan Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement or (v) in accordance with the Intercreditor Agreement.
(p)Section 17 of the Credit Agreement is hereby amended by adding the following new Sections 17.16 and 17.17 at the end thereof:
17.16    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC

Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
17.17    Intercreditor Agreement. The Loan Parties, the Agent and the Lenders acknowledge that the exercise of certain of the Agent’s and Lenders’ rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.
(q)The defined term "Change of Control" set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
"Change of Control" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), after the Closing Date, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 45%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Parent fails to own, directly or indirectly, 100% of the Stock of Borrowers, or (d) the occurrence of any "Change of Control" as defined in Notes Indenture Agreement.
(r)The defined term "Loan Documents" set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
"Loan Documents" means the Agreement, the Intercreditor Agreement, any Borrowing Base Certificate, the Control Agreements, the Disclosure Letter, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Plant Loan Party Security Agreement, the Security Agreement, the Stock Pledge Agreement, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application or letter of credit agreement entered into by any Borrower in connection with the Agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party and any member of the Lender Group in connection with the Agreement.

(s)The defined term "Permitted Indebtedness" set forth in Schedule 1.1 of the Credit Agreement is hereby amended by (i) deleting the word "and" at the end of clause (o) thereof, (ii) replacing "." with ", and" at the end of clause (p) thereof and (iii) adding the following new clause (q) at the end thereof:
(q) the Notes Indebtedness and, to the extent permitted under the Intercreditor Agreement, any Refinancing Indebtedness of such Indebtedness.
(t)The defined term "Permitted Investments" set forth in Schedule 1.1 of the Credit Agreement is hereby amended by (i) deleting the word "and" at the end of clause (o) thereof, (ii) re-lettering clause (p) thereof as clause (q) and (iii) adding the following new clause (p) immediately after clause (o) thereof:
(p) Investments in Parent deemed to be made as a result of any prepayment, redemption, defeasance, purchase or other acquisition of Notes Indebtedness made by a Loan Party solely to the extent such prepayment, redemption, defeasance, purchase or other acquisition is permitted pursuant to Section 6.7(a)(i)(E); and
(u)The defined term "Permitted Liens" set forth in Schedule 1.1 of the Credit Agreement is hereby amended by (i) deleting the word "and" at the end of clause (t) thereof, (ii) re-lettering clause (u) thereof as clause (v) and (iii) adding the following new clause (u) immediately after clause (t) thereof:
(u) Liens in favor of the Noteholder Collateral Agent on assets of the Loan Parties securing the Notes Indebtedness and subject to the Intercreditor Agreement and any Refinancing Indebtedness thereof permitted by the Intercreditor Agreement, and
(v)Schedule 1.1 to the Credit Agreement is hereby amended by adding the following defined terms in their appropriate alphabetical order:
"Benchmark Replacement" means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LMIR Rate for United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.
"Benchmark Replacement Adjustment" means, with respect to any replacement of the LMIR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LMIR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LMIR Rate with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.
"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate", the definition of "Interest Period", timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent (in consultation with the Borrowers) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent (in consultation with the Borrowers) decides is reasonably necessary in connection with the administration of this Agreement).
"Benchmark Replacement Date" means the earlier to occur of the following events with respect to the LMIR Rate:
(a)    in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LMIR Rate permanently or indefinitely ceases to provide the LMIR Rate; or
(b)    in the case of clause (c) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.
"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the LMIR Rate:
(a)    a public statement or publication of information by or on behalf of the administrator of the LMIR Rate announcing that such administrator has ceased or will cease to provide the LMIR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LMIR Rate;
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of the LMIR Rate, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LMIR Rate, a resolution authority with jurisdiction over the administrator for the LMIR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LMIR Rate, which states that the administrator of the LMIR Rate has ceased or will cease to provide the LMIR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LMIR Rate; or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of the LMIR Rate announcing that the LMIR Rate is no longer representative.
"Benchmark Transition Start Date" means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to Administrative Borrower, Agent (in the case of such notice by the Required Lenders) and the Lenders.
"Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LMIR Rate and solely to the extent that the LMIR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LMIR Rate for all purposes hereunder in accordance with Section 2.12(b)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the LMIR Rate for all purposes hereunder pursuant to Section 2.12(b)(iii).
"BHC Act Affiliate" of a Person means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
"Bond Notes" means the 5.875% senior secured green notes due 2028 of Renewable Energy Group, Inc. in an aggregate principal amount not exceeding $550.0 million.
"Covered Entity" means any of the following:
(i)    a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
"Covered Party" has the meaning specified therefor in Section 17.16 of this Agreement.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
"Early Opt-in Election" means the occurrence of:
(a)     (i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Administrative Borrower) that the Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(b)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LMIR Rate, and
(b)     (i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to Agent.
"Federal Reserve Bank of New York's Website" means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
"Intercreditor Agreement" means that certain Intercreditor Agreement, dated as May 20, 2021 among Agent, Noteholder Collateral Agent and the Loan Parties, as amended from time to time in accordance with the terms thereof.
"Noteholder Collateral Agent" means the “Fixed Asset Collateral Agent” as defined in the Intercreditor Agreement.
"Notes Indebtedness" means the Indebtedness under the Notes Indenture Agreement, the Bond Notes, and guarantees in respect thereof.
"Notes Documents" means the “Fixed Asset Loan Documents” as defined in the Intercreditor Agreement.
"Notes Indenture Agreement" means the Indenture dated as of May 20, 2021 among Renewable Energy Group, Inc., certain Subsidiaries from time to time party thereto as guarantors, and UMB Bank, National Association, as collateral trustee for the secured notes, pursuant to which the Bond Notes were issued, as amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Intercreditor Agreement.
"Notes Priority Collateral" means the “Fixed Asset Priority Collateral” as defined in the Intercreditor Agreement.
"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
"QFC Credit Support" has the meaning specified therefor in Section 17.16 of this Agreement.

"Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.
"Supported QFC" has the meaning specified therefor in Section 17.16 of this Agreement.
"Term SOFR" means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
"U.S. Special Resolution Regimes" has the meaning specified therefor in Section 17.16 of this Agreement.
4.Continuing Effect. Except as expressly set forth in Section 2 and Section 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.
5.Reaffirmation and Confirmation. Each Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of Borrowers, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Borrower in all respects.
6.Conditions to Effectiveness.
(a)This Amendment shall become effective upon the satisfaction of each of the following conditions precedent, each in form and substance acceptable to Agent:
(i)Agent shall have received a fully executed copy of this Amendment in form and substance acceptable to Agent;
(ii)Agent shall have received executed copies of the Notes Indenture Agreement, the Bond Notes and all Security Documents (as defined in the Notes Indenture Agreement) entered into as of the date hereof;

(iii)Borrowers shall have paid all fees to Agent and the Lenders required under the Loan Documents; and
(iv)No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.
7.Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, Borrowers hereby jointly and severally represent and warrant to Agent and Lenders that, after giving effect to this Amendment:
(a)All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date;
(b)No Default or Event of Default has occurred and is continuing; and
(c)This Amendment and the Credit Agreement, as modified hereby, constitute legal, valid and binding obligations of each Borrower and are enforceable against each Borrower in accordance with their respective terms.
8.Miscellaneous.
(a)Expenses. Borrowers jointly and severally agree to pay on demand all Lender Group Expenses of Agent (including, without limitation, the fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as modified hereby.
(b)Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of California. The choice of law and venue, jury trial waiver and California judicial reference provisions set forth in Section 12 of the Credit Agreement are incorporated herein by reference and shall apply in all respects to this Amendment.
(c)Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or other electronic delivery shall be equally effective as delivery of an original executed counterpart of this Amendment.
9.Release.
(a)In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower and each other Loan Party (by its execution and delivery of the attached Consent and

Reaffirmation), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of setoff, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any such Loan Party or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto which arises at any time on or prior to the day and date of this Amendment.
(b)Each Borrower and each other Loan Party (by its execution and delivery of the attached Consent and Reaffirmation) warrants, represents and agrees that it is fully aware of California Civil Code Section 1542, which provides as follows:
SEC. 1542.  GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Each Borrower and each other Loan Party (by its execution and delivery of the attached Consent and Reaffirmation) hereby expressly waives the provisions of California Civil Code Section 1542, and any rights they may have to invoke the provisions of that statute now or in the future with respect to the Claims being released pursuant to this Section 9. In connection with the foregoing waiver and relinquishment, each Borrower and each other Loan Party (by its execution and delivery of the attached Consent and Reaffirmation) acknowledges that they are aware that they or their attorneys or others may hereafter discover claims or facts in addition to or different from those which the parties now know or believe to exist with respect to the subject matter of the Claims being released hereunder, but that it is nevertheless the intention of each Borrower and each other Loan Party (by its execution and delivery of the attached Consent and Reaffirmation) to fully, finally and forever settle, release, waive and discharge all of the Claims which are being released pursuant to this Section 9. The release given herein shall remain in effect as a full and complete general release, notwithstanding the discovery or existence of any such additional or different claims or facts.
(c)Each Borrower and each other Loan Party (by its execution and delivery of the attached Consent and Reaffirmation) understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(d)Each Borrower and each other Loan Party (by its execution and delivery of the attached Consent and Reaffirmation) agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

REG SERVICES GROUP, LLC, an Iowa limited liability company By: /s/ Todd Robinson Name: Todd Robinson Title: Treasurer and Deputy CFO

REG MARKETING & LOGISTICS GROUP, LLC, an Iowa limited liability company By: /s/ Todd Robinson Name: Todd Robinson Title: Treasurer and Deputy CFO

Signature Page to Consent and Amendment No. 16 to Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender By: /s/ Barry Felker Name: Barry Felker Title: Authorized Signatory
Signature Page to Consent and Amendment No. 16 to Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ Patrick Lingrosso Name: Patrick Lingrosso Title: Vice President

Signature Page to Consent and Amendment No. 16 to Credit Agreement

CONSENT AND REAFFIRMATION

Renewable Energy Group, Inc., a Delaware corporation ("Parent"), as a Guarantor, REG Houston, LLC, a Texas limited Liability company, as a Plant Loan Party, REG Geismar, LLC, a Delaware limited liability company, as a Plant Loan Party, REG Albert Lea, LLC, an Iowa limited liability company, as a Plant Loan Party, REG New Boston, LLC, an Iowa limited liability company, as a Plant Loan Party, and REG Seneca, LLC, an Iowa limited liability company, as a Plant Loan Party (each of the foregoing, a "Loan Party") hereby (i) acknowledges receipt of a copy of the foregoing Consent and Amendment No. 16 to Credit Agreement (terms defined therein and used, but not otherwise defined, herein shall have the meanings assigned to them therein); (ii) consents to each Borrower's execution and delivery thereof; (iii) agrees to be bound thereby, including Section 8 of the foregoing Consent and Amendment No. 16 to Credit Agreement; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever any Loan Documents to which the undersigned is a party and reaffirms that each such Loan Document is and shall continue to remain in full force and effect (except as set forth in the foregoing Consent and Amendment No. 16 to Credit Agreement). Although each Loan Party has been informed of the matters set forth herein and has acknowledged and agreed to same, each Loan Party understands that Agent and Lenders have no obligation to inform such Loan Party of such matters in the future or to seek such Loan Party's acknowledgment or agreement to future consents, amendments or waivers, and nothing herein shall create such a duty.
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RENEWABLE ENERGY GROUP, INC., a Delaware corporation, as a Guarantor By: /s/ Eric M. Bowen Name: Eric M. Bowen Title: General Counsel

REG HOUSTON, LLC, a Texas limited liability company, as a Plant Loan Party By: /s/ Todd Robinson Name: Todd Robinson Title: Treasurer

REG GEISMAR, LLC, a Delaware limited liability company, as a Plant Loan Party By: /s/ Todd Robinson Name: Todd Robinson Title: Treasurer

REG ALBERT LEA, LLC, an Iowa limited liability company, as a Plant Loan Party By: /s/ Todd Robinson Name: Todd Robinson Title: Treasurer

REG NEW BOSTON, LLC, an Iowa limited liability company, as a Plant Loan Party By: /s/ Todd Robinson Name: Todd Robinson Title: Treasurer

Signature Page to Consent and Reaffirmation to Consent and Amendment No. 16 to Credit Agreement

REG SENECA, LLC, an Iowa limited liability company, as a Plant Loan Party By: /s/ Todd Robinson Name: Todd Robinson Title: Treasurer and Deputy CFO